================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 14)

                                   ----------

                                    ICO, INC.
                                (Name of Issuer)

 Common Stock, with no par value                          449294206
 (Title of class of securities)                         (CUSIP number)

                            Christopher N. O'Sullivan
                           TRAVIS STREET PARTNERS, LLC
                        1201 Louisiana Street, Suite 1048
                              Houston, Texas 77002
                                 (713) 650-8500
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  with copy to:
                                 Steven D. Rubin
                           Weil, Gotshal & Manges LLP
                            700 Louisiana, Suite 1600
                              Houston, Texas 77002
                                 (713) 546-5000

                                February 5, 2004
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 29 pages)

================================================================================

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                Travis Street Partners, LLC
                            SS OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                             76-0657668
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        N/A
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Texas
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                 0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                           0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             0
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               OO
                            ------------------------------------------------------------------------------------------------------



                                       2

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                Timothy J. Gollin
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                               ###-##-####
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        PF, OO
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  208,530
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                         0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             208,530
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                    0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             208,530
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.8%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------



                                       3

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                Christopher N. O'Sullivan
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                          ###-##-####
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        PF, OO
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  516,459
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                        0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             516,459
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                  0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             516,459
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.0%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------



                                       4

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                Global Undervalued  Securities
                                                                                                    Master Fund, L,.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                             52-2294219
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        WC
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                             657,453
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                       657,453
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             657,453
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.6%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               PN
                            ------------------------------------------------------------------------------------------------------


                                       5

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                 Global Undervalued Securities
                                                                                                     Fund, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                                98-0167993
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        WC
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                             657,453
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                       657,453
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             657,453
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.6%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               PN
                            ------------------------------------------------------------------------------------------------------



                                       6

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                             Global Undervalued  Securities
                                                                                                 Fund, Ltd.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        WC
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                             657,453
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                       657,453
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             657,453
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.6%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               CO
                            ------------------------------------------------------------------------------------------------------


                                       7

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                  Global Undervalued Securities
                                                                                                      Fund, (QP), L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                             52-2294217
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        WC
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                             657,453
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                       657,453
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             657,453
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.6%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               PN
                            ------------------------------------------------------------------------------------------------------


                                       8

                            ------------------------------------------------------------------------------------------------------
                            NAME OF REPORTING PERSON                                      Kleinheinz Capital Partners LDC
     1                      S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                       52-2294216
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        AF
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Cayman Islands
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                             657,453
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                       657,453
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             657,453
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.6%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               CO
                            ------------------------------------------------------------------------------------------------------


                                       9

                            ------------------------------------------------------------------------------------------------------
                            NAME OF REPORTING PERSON                                      Kleinheinz Capital Partners, Inc.
     1                      S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                         75-2633745
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        AF
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   Texas
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                             657,453
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                       657,453
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             657,453
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.6%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               CO
                            ------------------------------------------------------------------------------------------------------


                                       10

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                        John B. Kleinheinz
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                                    ###-##-####
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        AF
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                             657,453
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                       657,453
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             657,453
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.6%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------


                                       11

                            -----------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                     J. Kenneth Phillips
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON                                                                    ###-##-####
                            -----------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            -----------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            -----------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        AF
                            -----------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            -----------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            -----------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  0
   SHARES
                            -----------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                             657,453
  OWNED BY
                            -----------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             0
 REPORTING
                            -----------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                       657,453
                            -----------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             657,453
                            -----------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            -----------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   2.6%
                            -----------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            -----------------------------------------------------------------------------------------------------


                                       12

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                 A. John Knapp
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        PF, OO
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  480,611
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                             0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             480,611
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                       0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             480,611
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   1.9%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------


                                       13

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                 Charles T. McCord, III
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4
                            SOURCE OF FUNDS:                                                        PF, OO
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  380,850
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                            0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             380,850
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                      0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             380,850
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   1.5%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------


                                       14

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                 John V. Whiting
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        PF
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  138,375
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                            0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             138,375
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                       0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             138,375
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.5%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------


                                       15

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                 James D. Calaway
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        OO
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  310,417
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                            0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             310,417
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                      0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             310,417
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   1.2%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------



                                       16

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                 Christopher P. Scully
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        PF
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  382,251
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                            0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             382,251
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                      0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             382,251
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   1.5%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------


                                       17

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                 Jon C. Biro
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        PF, 00
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  246,743
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                            0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             246,743
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                      0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             246,743
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.98%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------


                                       18

                            ------------------------------------------------------------------------------------------------------

     1                      NAME OF REPORTING PERSON                                                 Stephen F. Martin
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
                            ------------------------------------------------------------------------------------------------------

     2                      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                     (a)    [_]
                                                                                                                  (b)    [_]
                            ------------------------------------------------------------------------------------------------------

     3                      SEC USE ONLY
                            ------------------------------------------------------------------------------------------------------

     4                      SOURCE OF FUNDS:                                                        PF, OO
                            ------------------------------------------------------------------------------------------------------

     5                      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                            PURSUANT TO ITEM 2(d) OR 2(e):                                                               [_]
                            ------------------------------------------------------------------------------------------------------

     6                      CITIZENSHIP OR PLACE OF ORGANIZATION:                                   United States
                            ------------------------------------------------------------------------------------------------------

 NUMBER OF                            7         SOLE VOTING POWER:                                  70,354
   SHARES
                            ------------------------------------------------------------------------------------------------------

BENEFICIALLY                          8         SHARED VOTING POWER                                            0
  OWNED BY
                            ------------------------------------------------------------------------------------------------------

    EACH                              9         SOLE DISPOSITIVE POWER:                             70,354
 REPORTING
                            ------------------------------------------------------------------------------------------------------

PERSON WITH                           10        SHARED DISPOSITIVE POWER:                                      0
                            ------------------------------------------------------------------------------------------------------

     11                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:             70,354
                            ------------------------------------------------------------------------------------------------------

     12                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                       [_]
                            ------------------------------------------------------------------------------------------------------

     13                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.3%
                            ------------------------------------------------------------------------------------------------------

     14                     TYPE OF REPORTING PERSON:                                               IN
                            ------------------------------------------------------------------------------------------------------


           This Amendment No. 14 ("Amendment No. 14") amends the Statement on
Schedule 13D filed on December 29, 2000 (the "Original Schedule 13D"), as amended by Amendment No. 1 filed on January 12, 2001, Amendment No. 2 filed on January 19, 2001, Amendment No. 3 filed on February 1, 2001, Amendment No. 4 filed on February 9, 2001, Amendment No. 5 filed on February 20, 2001, Amendment No. 6 filed on April 11, 2001, Amendment No. 7 filed on May 9, 2001, Amendment No. 8 filed on June 7, 2001, Amendment No. 9 filed on September 21, 2001, Amendment No. 10 filed on December 28, 2001, Amendment No. 11 filed on January 8, 2002, Amendment No. 12 filed on April 15, 2002 and Amendment No. 13 filed on May 13, 2002 (as amended, the "Schedule 13D") by and on behalf of the following persons: Travis Street Partners, LLC ("TSP"), Timothy J. Gollin ("Gollin"), Christopher N. O'Sullivan (individually "O'Sullivan"; and together with Gollin, the "TSP Managers"; and together with Gollin and TSP, the "TSP Reporting Persons"), Global Undervalued Securities Master Fund, L.P. ("Global"), Global Undervalued Securities Fund, L.P. ("Global L.P."), Global Undervalued Securities Fund, Ltd. ("Global Ltd."), Global Undervalued Securities Fund (QP), L.P. ("Global QP"), Kleinheinz Capital Partners LDC ("KC LDC"), Kleinheinz Capital Partners, Inc., a Texas corporation ("KC Inc."), John B. Kleinheinz ("Kleinheinz"), J. Kenneth Phillips ("Phillips") (individually "Phillips"; together with Global, Global L.P., Global Ltd., Global QP, KC LDC, KC Inc. and Kleinheinz, the "Global Reporting Persons"), Jon C. Biro ("Biro"), A. John Knapp ("Knapp"), Charles T. McCord, III ("McCord"), John V. Whiting ("Whiting"), James
D. Calaway ("Calaway"), Christopher P. Scully ("Scully") and Stephen F. Martin ("Martin"; and together with the Global Reporting Persons, the TSP Reporting Persons, Biro, Knapp, McCord, Whiting, Calaway and Scully, the "Reporting Persons").

           Except as otherwise indicated, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. As used herein, the "Company" shall mean ICO, Inc.

ITEM 2.    IDENTITY AND BACKGROUND

           Item 2 of the Schedule 13D is amended by amending and restating the first and second paragraphs thereof in their entirety to read as follows:

           This statement is being filed by and on behalf of Travis Street Partners, LLC ("TSP"), Timothy J. Gollin ("Gollin"), Christopher N. O'Sullivan (individually, "O'Sullivan"; and together with Gollin, the "TSP Managers"; and together with Gollin and TSP, the "TSP Reporting Persons"), Global Undervalued Securities Master Fund, L.P. ("Global"), Global Undervalued Securities Fund, L.P. ("Global L.P."), Global Undervalued Securities Fund, Ltd. ("Global Ltd."), Global Undervalued Securities Fund (QP), L.P. ("Global QP"), Kleinheinz Capital Partners LDC ("KC LDC"), Kleinheinz Capital Partners, Inc., a Texas corporation ("KC Inc."), John B. Kleinheinz ("Kleinheinz"), J. Kenneth Phillips (individually "Phillips"; together with Global, Global L.P., Global Ltd., Global QP, KC LDC, KC Inc. and Kleinheinz, the "Global Reporting Persons"), Jon C. Biro ("Biro"), A. John Knapp ("Knapp"), Charles T. McCord, III ("McCord"), John V. Whiting ("Whiting"), James D. Calaway ("Calaway"),Christopher P. Scully ("Scully") and Stephen F. Martin ("Martin"; and together with the Global Reporting Persons, the TSP Reporting Persons, Biro, Knapp, McCord, Whiting, Calaway and Scully, the "Reporting Persons"). TSP is a Texas limited liability company, the managers of which are the TSP Managers. The principal business of TSP is the making, holding and disposing of investments, including securities of the Company. The principal occupation of Gollin is President of SAW Pipes USA. The principal occupation of O'Sullivan is Chairman of the Board of Directors of the Company. Global is a Cayman Islands exempted limited partnership. Global L.P. is a Cayman Islands exempted limited partnership. Global Ltd. is a Cayman Islands exempted company. Global QP is a Cayman Islands exempted limited partnership. KC LDC is a Cayman Islands exempted limited duration company. KC Inc. is a Texas corporation. The principal business of each of Global, Global L.P., Global, Ltd., Global QP and KC LDC is the making, holding and disposing of investments, including securities of the Company. The principal business of KC Inc. is directing the investments of Global. The principal occupation of Kleinheinz is President and CEO of KC Inc. The principal occupation of Phillips is Chief Financial Officer of KC Inc. The principal occupation of Biro is Chief Financial Officer and Treasurer of the Company. The principal occupation of Knapp is President of Andover Group, Inc., a real estate investments and development company. The principal occupation of McCord is General Partner of McCord Production Ltd., an energy exploration, production and investment company. The principal occupation of Whiting is independent oil and gas operator. The principal occupation of Scully is independent oil and gas operator. The principal occupation of Calaway is chief executive officer of the Center for Houston's Future, an affiliate of the Greater Houston Partnership. The principal occupation of Martin is Managing Director - Private Client Group of Bank One. During the last five years, none of the Reporting Persons has (a) been convicted in a criminal proceeding or (b) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

           The business address of TSP is 1201 Louisiana Street, Suite 1048, Houston, Texas 77002. The business address of Gollin is 3023 Bissonnet St., Houston, Texas 77005. The business address of O'Sullivan is 1201 Louisiana Street, Suite 1048, Houston, Texas 77002. The business address of Biro is c/o ICO, Inc., 5333 Westheimer, Suite 600, Houston, Texas 77056. The business address of Knapp is 910 Travis Street, Houston, Texas 77002. The business address of each of the Global Reporting Persons is c/o Kleinheinz Capital Partners, Inc., 201 Main Street, Suite 2001, Fort Worth, Texas 76102. The business address of McCord is 1201 Louisiana Street, Houston, Texas 77002. The business address of Whiting is 10800 Boxley Bend Rd., College Station, Texas 77845. The business address of Scully is 777 Post Oak Blvd., Houston, Texas 77056. The business address of Calaway is 1200 Smith, Houston, Texas 77002. The business address of Martin is 3727 Coliseum Street, New Orleans, Louisiana 70115.

           Except as indicated above, the information set forth in Item 2 of the
Schedule 13D remains unchanged.

ITEM 4.    PURPOSE OF TRANSACTION

           On February 5, 2004, TSP distributed to its members 1,687,134 Shares. Also on February 5, 2004, TSP and the Global Reporting Persons terminated that certain letter agreement dated as of February 19, 2001 providing for advance consultation between the parties in respect of the acquisition, disposition or voting of the Shares.

           To the best of the knowledge of the Reporting Persons, there are no further contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between the Reporting Persons and any other person with respect to any securities of the Company. As a result, the Reporting Persons can no longer be deemed a part of any "group" for the purposes of Section 13(d)(3) of the Exchange Act. Additionally, the Reporting Persons have ceased to be the beneficial owners of more than 5% of the outstanding Shares. Therefore, as such persons/entities beneficially own less than 5% of the Shares, they will no longer file a Schedule 13D.

ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

           Item 5 of the Schedule 13D is amended by amending and restating subsections (a), (b), (c) and (e) of the Schedule 13D in their entirety to read as follows:

           (a) All of the percentages calculated in this Statement are based upon 25,257,471 Shares outstanding on December 12, 2003, as set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2003. As of the date hereof, each person below has the following interest in the Shares:

           (i) TSP beneficially owns zero Shares, constituting 0% of the outstanding Shares.

           (ii) Gollin beneficially owns 208,530 Shares, constituting 0.8% of the outstanding Shares.

           (iii) O'Sullivan beneficially owns 516,459 Shares, which includes options to acquire 205,000 Shares, constituting 2% of the outstanding Shares.

           (iv) The Global Reporting Persons beneficially own in the aggregate 657,453 Shares, constituting 2.6% of the outstanding Shares.

           (v) Knapp beneficially owns 480,611 Shares, constituting 1.9% of the outstanding Shares.

           (vi) McCord beneficially owns 380,850 Shares, which includes options to acquire 15,000 Shares, constituting 1.5% of the outstanding Shares.

           (vii) Whiting beneficially owns 138,375 Shares, constituting 0.5% of the outstanding Shares.

           (viii) Calaway beneficially owns 310,417 Shares, which includes options to acquire 10,000 Shares, constituting 1.2% of the outstanding Shares.

           (ix) Scully beneficially owns 382,251 Shares, constituting 1.5% of the outstanding Shares.

           (x) Biro beneficially owns 246,743 Shares, which includes options to acquire 196,000 Shares, constituting 0.98% of the outstanding Shares.

           (xi) Martin beneficially owns 70,354 Shares, constituting 0.3% of the outstanding Shares.

           Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips possesses shared voting and investment power over, and may be deemed to beneficially own, Shares which Global beneficially owns. Each of Global L.P., Global Ltd., Global QP, KC LDC, KC Inc., Kleinheinz and Phillips disclaims beneficial ownership of such Shares for all other purposes.

           None of the TSP Reporting Persons possesses voting or investment power over any Shares which any Global Reporting Person beneficially owns, and each of the TSP Reporting Persons disclaim beneficial ownership of any such Shares.

           None of the Global Reporting Persons possesses voting or investment power over any Shares which any TSP Reporting Person beneficially owns, and each of the Global Reporting Persons disclaims beneficial ownership of any such Shares.

           (b) The responses to Items 7-11 on each of pages 2-19 hereof which relate to voting and disposition of Shares with respect to each Reporting Person are incorporated herein by reference

           (c) On February 5, 2004, TSP distributed to its members 1,687,134 Shares. Except as set forth on Exhibit 1, the Reporting Persons have not engaged in any transactions in the Shares during the past sixty days.

           (e) The Reporting Persons ceased to be the beneficial owners of 5% of the outstanding Shares on February 5, 2004.

           Except as indicated above, the information set forth in Item 5 of the
Schedule 13D remains unchanged.

ITEM 7.    MATERIAL TO BE FILED AS EXHIBITS.

           The following Exhibits are filed herewith:

            1. Acquisition of Shares Effected by Reporting Persons During Past 60 days.

            2.   Joint Filing Agreement


             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

           After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:     February 9, 2004

                                     TRAVIS STREET PARTNERS, LLC


                                     By:       /S/ CHRISTOPHER N. O'SULLIVAN
                                        ----------------------------------------
                                          Christopher N. O'Sullivan, Manager



                                          /S/ TIMOTHY J. GOLLIN
                                         ---------------------------------------
                                          Timothy J. Gollin



                                         /S/ CHRISTOPHER N. O'SULLIVAN
                                         ---------------------------------------
                                          Christopher N. O'Sullivan



                                         /S/ CHARLES T. MCCORD, III
                                         ---------------------------------------
                                         Charles T. McCord, III



                                          /S/ A. JOHN KNAPP
                                         ---------------------------------------
                                          A. John Knapp



                                         /S/ JOHN V. WHITING
                                         ---------------------------------------
                                          John V. Whiting



                                         /S/ JAMES D. CALAWAY
                                         ---------------------------------------
                                         James D. Calaway



                                         /S/ CHRISTOPHER P. SCULLY
                                         ---------------------------------------
                                          Christopher P. Scully



                                          /S/ JON C. BIRO
                                         ---------------------------------------
                                         Jon C. Biro

                                      GLOBAL UNDERVALUED SECURITIES MASTER FUND,
                                      L.P., a Cayman Islands exempted limited
                                      partnership

                                      By:  Travis Street Partners, LLC
                                           Attorney-in-Fact


                                      By:  /S/ CHRISTOPHER N. O'SULLIVAN
                                           -------------------------------------
                                           Christopher N. O'Sullivan
                                           Manager



                                      GLOBAL UNDERVALUED SECURITIES FUND, L.P., a Cayman Islands exempted limited partnership

                                      By: Travis Street Partners, LLC
                                          Attorney-in-Fact


                                      By: /S/ CHRISTOPHER N. O'SULLIVAN
                                          --------------------------------------
                                          Christopher N. O'Sullivan
                                          Manager



                                      GLOBAL UNDERVALUED SECURITIES FUND, LTD., a Cayman Islands exempted company

                                      By:  Travis Street Partners, LLC
                                           Attorney-in-Fact


                                      By:   /S/ CHRISTOPHER N. O'SULLIVAN
                                            ------------------------------------
                                            Christopher N. O'Sullivan
                                            Manager

                                      GLOBAL UNDERVALUED SECURITIES FUND, (QP),
                                      L.P., a Cayman Islands exempted limited
                                      partnership

                                      By:  Travis Street Partners, LLC
                                           Attorney-in-Fact


                                      By:  /S/ CHRISTOPHER N. O'SULLIVAN
                                           -------------------------------------
                                           Christopher N. O'Sullivan
                                           Manager



                                      KLEINHEINZ CAPITAL PARTNERS LDC, a Cayman
                                      Islands exempted limited duration company

                                      By:  Travis Street Partners, LLC
                                           Attorney-in-Fact


                                      By:  /S/ CHRISTOPHER N. O'SULLIVAN
                                           -------------------------------------
                                           Christopher N. O'Sullivan
                                           Manager



                                      John B. Kleinheinz

                                      By:  Travis Street Partners, LLC
                                           Attorney-in-Fact


                                      By:  /S/ CHRISTOPHER N. O'SULLIVAN
                                           -------------------------------------
                                           Christopher N. O'Sullivan
                                           Manager



                                      J. Kenneth Phillips

                                      By:   Travis Street Partners, LLC
                                            Attorney-in-Fact


                                      By: /S/ CHRISTOPHER N. O'SULLIVAN
                                          --------------------------------------
                                          Christopher N. O'Sullivan
                                          Manager


                                        /S/ STEPHEN F. MARTIN
                                       -----------------------------------------
                                          Stephen F. Martin